PROSPECTUS                                                        RULE 424(B)(3)
                                                             COMM. NO. 333-41042
                                  PIRANHA, INC.

                         702,484 SHARES OF COMMON STOCK

         Three holders of equity securities of Piranha, Inc. (the "Company") named under "Selling Stockholders" on pages 35-36 are offering and selling a maximum of 702,484 shares of Company Common Stock pursuant to this Prospectus. These shares relate to (i) 533,333 shares acquired in private purchases of Company Common Stock during April and May 2000, (ii) 133,334 shares of Common Stock which may be sold after exercise of a warrant which the Company issued in May 2000 and (iii) 35,817 shares of Common Stock which may be sold after exercise of a warrant which the Company issued in February 1996.

         The selling stockholders will determine when they will sell their shares and will sell their shares at current market prices or at negotiated prices at the time of the sale. The Company will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares. The selling stockholders and the broker/dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws and any commissions received and any profits realized by them on the sale of their shares of Common Stock may be considered to be underwriting compensation.

         The Company will not receive any of the proceeds of sales by the selling stockholders. Securities laws and Securities and Exchange Commission regulations may require the selling shareholders to deliver this Prospectus to purchasers when they resell their shares of Common Stock.

         Shares of Company Common Stock are traded in the over-the-counter market under the symbol "BYTE." On August 2, 2000, the last sale price of Company Common Stock as reported in the over-the-counter market was $ 13.25 per share.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                  The date of this Prospectus is August 3, 2000

         No person has been authorized to give information or make any representation not contained or incorporated by reference in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS                                                     3

THE COMPANY                                                                    3

RISK FACTORS                                                                   5

PRICE RANGE OF COMMON STOCK                                                   14

DIVIDEND POLICY                                                               15

USE OF PROCEEDS                                                               15

MANAGEMENT'S PLAN OF OPERATIONS
FOR NEXT TWELVE MONTHS                                                        15

BUSINESS                                                                      17

MANAGEMENT                                                                    25

SELLING STOCKHOLDERS                                                          35

DESCRIPTION OF CAPITAL STOCK                                                  37

PLAN OF DISTRIBUTION                                                          38

LEGAL MATTERS                                                                 39

EXPERTS                                                                       39

AVAILABLE INFORMATION                                                         39

INDEX TO FINANCIAL STATEMENTS                                                F-1

                           FORWARD-LOOKING STATEMENTS

         Statements contained in or incorporated by reference into this Prospectus which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward looking statements include, but are not limited to, the following: (i) the effects of competition from other companies engaged in the development of compression technologies; (ii) the capital intensive nature of the business of Piranha, Inc (the "Company" or "Piranha"); (iii) the economic climate and growth in the business sectors in which the Company does business;
(iv) the uncertainty of the continued development of the Internet as a viable enterprise; (v) the nature, availability and projected profitability of potential projects and other investments available to the Company; (vi) conditions of capital markets and equity markets; and (vii) the effects of changes in governmental policies and regulatory actions.

                                   THE COMPANY

         Piranha is a technology-based company with a line of digital asset management products being developed for sale and/or licensing. It is in the business of providing enabling technologies in the areas of data compression, product output routing, universal file format recognition, data manipulation and custom application feature development in both the lossy data compression and lossless data compression market segments. Its data compression software products are designed to improve data transfer speeds across the Internet and to provide high quality image clarity at compression rates which the Company believes are higher than those presently available in the marketplace on a variety of platforms. These compression products are directed to Internet applications such as full motion streaming video, lossless image and text string compression, and highly compressed, high resolution static images.

         The Company's products are designed to support business-to-business, e-commerce and Internet related activities associated with advanced business-to-consumer on-line shopping applications. Piranha technology and its resulting application developments are expected to provide a methodology to support the emerging e-commerce market demand for solutions to the traditional bottlenecks and time delays associated with the e-commerce shopping experience that the Company believes are superior to those presently available. The Company believes that its Piranha Stream technology will provide the finest video-on-demand solution for the Internet. Products expected to be available in 2000 include:

o Piranha Net- This web based product is expected to allow commercial web sites to download significantly faster than what is currently available. A page that currently takes 50 seconds is expected to take as little as 1 second with the Piranha Net product. Piranha Net utilizes Piranha's proprietary lossless and lossy data compression algorithms.

o Piranha Byte- This Streaming FTP lossless and modified bit "ultra high fidelity" data compression product is used for downloading files to or from a server or user. A multitude of file types can be delivered for archival or immediate use at compression rates and data transfer speeds substantially greater than current competitive products. The first shipments of this product occurred during the week of June 19, 2000.

o Piranha Stream - This product is a plug-in or browser-based full-motion video product with several audio codecs available, including Piranha Audio featuring low bandwidth and high quality. It is anticipated that any audio codec product can be incorporated with Piranha Stream. Piranha Stream's advanced compression ratios are expected to produce the highest quality streaming video in the market place.

     Products that are expected to debut in the future:

o An e-commerce application covering transaction, data mining, and other e-commerce disciplines.

o A product combining all Piranha technologies into one suite of tools to handle enterprise solutions for the largest customer. This product will include data base interfacing with Oracle and other enterprise data warehouse software.

o An affordable software rental that offers a variety of solutions from a full suite of products to a smaller version designed to meet the specific needs of the customer.

o        Increased  processing  power  delivered  through   custom   DSP    chip
         integration for tailored hardware/software solutions.

         All Piranha products have been developed on the Linux operating system and have been successfully ported to Microsoft and Apple operating platforms.

         Piranha is a Delaware corporation with its principal executive offices at 6060 N. Central Expressway, Dallas, Texas 75206. Its telephone number is 214-800-2835. It principal financial offices are located at 33 N. LaSalle Street, 33rd Floor, Chicago, Illinois 60602; telephone number is 312-664-7852. It was incorporated in 1992 but did not engage in its current business operations until December 1999. Its prior business operations, the retail distribution of classic books, ceased all material operations in March 1996. See, "RISK FACTORS."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE DECIDING TO INVEST IN COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVED RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW.

     LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ANTICIPATION OF FUTURE LOSSES. While the Company was founded in 1992 it did not engage in its current business operations until December 1999 when it became a technology-based company through the acquisitions of IBP, Inc. and Zideo.com, Inc. and obtained the services, among others, of its current Chief Executive Officer, President and Chief Operating Officer, Chief Information Officer and Chief Science
Officer: Messrs. Edward W. Sample, Don Ashley, Michael Steele and Carey Lotzer. See, "MANAGEMENT." In March 2000 the Company changed its name from Classics International Entertainment, Inc. to Piranha, Inc. As of March 31, 2000, the Company had an accumulated deficit of $19,316,537 and no earnings from operations. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects.

     The Company and its prospects must be considered in light of the risks, difficulties and uncertainties encountered by companies in the early stages of development, particularly companies operating in new and rapidly evolving markets like the Internet. In order to achieve and sustain profitability the Company believes that it will have to, among other things (i) successfully develop, market and sell compression techniques that are widely accepted by the Internet community, (ii) develop and extend the Piranha brand, (iii) obtain broad acceptance of its products, (iv) anticipate and adapt to the developing Internet market, (v) respond promptly and adequately to changes in laws that could adversely affect the Company's business, (vi) provide compelling and unique services to Internet users, (vii) effectively develop new and maintain existing relationships with customers, (viii) continuously update its technology, (ix) adapt to meet changes in its markets and respond to competitive developments and (x) attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing these risks and failure to do so would have a materially adverse effect on its business, results of operations and financial condition.

     UNPREDICTABILITY OF FUTURE REVENUES. The Company's limited operating history and the emerging nature of the markets in which it competes makes prediction of future revenue growth difficult if not impossible. There can be no assurance that the Company will generate revenue or if generated that the Company will achieve or maintain profitability. Accordingly, the Company cannot predict what future growth may develop, if any.

         Furthermore, the market for the Company's products and the long-term acceptance of the Internet are uncertain. The Company currently intends to increase substantially its operating expenses in order to, among other things,
(i) fund increased sales and marketing activities, (ii) develop and upgrade technology and (iii) purchase additional equipment for its operations. Such expenses are based in part on its expectations regarding future revenues and to a substantial degree such expenses are readily ascertainable. In particular a substantial increase in marketing expenditures will have a negative impact on the Company's results of operations for a number of quarterly periods. As a result if the Company is unable to increase its revenues it may be unable to adjust spending patterns in a timely manner to compensate for any unexpected revenue shortfall or may have to reduce its operating expenses, causing it to forego potential revenue generating activities, either of which could have a materially adverse effect on the Company's business, results of operations and financial condition.

         The Company expects to continue to incur significant losses for the foreseeable future. For these and other reasons, there can be no assurance that the Company will ever achieve profitability or, if profitability is achieved, that it can be sustained.

         DEPENDENCE ON KEY EMPLOYEES. The Company's success will depend to a large degree on the efforts and abilities of a few key management employees. In particular, the Company is almost exclusively dependent on the continued services and experience of Messrs. Sample, Ashley, Steele, Lotzer, and Berger. The loss, incapacity or unavailability of any of these persons at the present time or in the foreseeable future before qualified replacements were obtained would have a materially adverse effect on the Company's future. While Messrs. Sample, Ashley, Steele and Lotzer are covered by employment contracts with the Company and the Company has applied for key person life insurance policies on its executive officers, competition for senior management, experienced marketing personnel, qualified scientists and engineers and other employees is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The failure of the Company to successfully manage its personnel requirements would have a materially adverse effect on the Company's business, results of operations and financial condition.

         Furthermore, the Company may experience rapid growth, which would place a significant strain on the Company's managerial, financial and operational resources. The Company is required to manage multiple relationships with numerous outside parties. These requirements will be exacerbated in the event of further growth of the Company or in the number of third party relationships, and there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to manage any growth effectively. To effectively manage its potential growth, the Company must continue to implement and improve its operational, financial and management information systems and to expand, train and manage its employee base. The Company anticipates that the number of its employees will increase significantly in the next twelve months.

         The Company's management team has not worked together for any extended period of time and are only now in the process of integrating as a cohesive group. There can be no assurance that they will be able to work together effectively or successfully manage any growth experienced by the Company. In addition, while certain members of the Company's management have had previous experience in managing public companies and/or large operating companies, such experience has not been in the Internet industry. Accordingly, there can be no assurance that they will quickly adapt to the Internet marketplace or that the Company will be able to effectively manage any expansion of its operations.

         INTENSE COMPETITION. The Company is in a highly competitive market. The Company competes with major software developers as well as numerous smaller companies producing one or more competitive products. The Company's products compete with those of PKZip, Stuffit, WinZip, Sorensson, MPEG, Real, Cinepak, Indeo and others. Most if not all of the Company's existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors are able to undertake more extensive marketing campaigns for their brands, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees. Accordingly, there can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a materially adverse effect on the Company's business, results of operations and financial condition.

         Competition for Internet products and services is intense. As the market for e-commerce grows, the Company expects that competition will intensify. Barriers to entry are minimal and competitors can offer products and services at a relatively low cost. The market in which Piranha competes is significantly affected and is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements, other market activities of industry participants and changing customer demands. Accordingly, the Company's success will depend on its ability to adapt to such changes and its ability to continually improve the speed, performance, features, ease of use and reliability of its products in response to both evolving demands of the marketplace and competitive service and product offerings. Any failure to rapidly adapt in a changing environment would have a materially adverse effect on the Company's business, results of operations and financial condition.

          The Company's financial and operating success depends, among other things, on the success of its products and services. If those products and services fail to keep pace with the rapid changes in technology and customer and supplier demands, the Company may not become or remain profitable. There can be no assurance that the products and services of the Company will achieve market acceptance or commercial success or that the Company will be successful. The Company expects competition to persist and intensify in the future.

         The Company believes that the principal competitive factors affecting companies seeking to develop, market and sell compression technology are critical mass, technical competence, market acceptability, functionality, brand recognition, market include speed of implementation, price, knowledge of the industry, core technology, ability to implement a solution with existing technology and financial capacity of its potential customers. Although the Company believes that its solutions currently compete favorably with respect to several of these factors, the Company's market is relatively new and is evolving rapidly. The Company may not be able to maintain any significant competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

         The Company continually strives to incorporate new technology into its products. Introducing new technology involves numerous technical challenges, substantial amounts of personnel resources and frequently requires months to complete. There can be no assurance that the Company will be successful at integrating new technology on a timely basis or without degrading the responsiveness and speed of its existing products or that, once integrated, such technology will function as expected.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTY. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or distribute information on the Internet. However, due to the Internet's increasing popularity and use, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy; user screening to prevent inappropriate uses of the Internet by, for example, minors or convicted criminals; taxation; infringement; pricing; content regulation; quality of products and services; and intellectual property ownership and infringement. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for the Company's products, increase the Company's cost of doing business, or otherwise have a materially adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a materially adverse effect on the Company's business, results of operations and financial condition.

         The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among things, proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted in the future. Similar types of legislation and the manner in which they may be interpreted and enforced cannot be fully determined and could subject the Company to potential liability. Such legislation could also impact on the growth of the Internet generally and decrease the demand for the Company's products.

         RISKS ASSOCIATED WITH BRAND DEVELOPMENT. The Company believes that establishing and maintaining the Piranha brand is a critical aspect of its business and that the importance of brand recognition will increase due to the growing number of competitors and the minimal barriers to entry. Promotion and enhancement of the Company's brand will depend, in part, on the Company's success in providing a high-quality product which success cannot be ensured. If the Company does not generate a corresponding increase in revenues as a result of its branding efforts or otherwise fails to promote its brand successfully, or if the Company incurs excessive expenses in an attempt to promote and maintain its brand, its business, results of operations and financial condition will be materially and adversely affected. If customers do not perceive the Company's products to be of high quality or if the Company introduces products or enters into business ventures that are not favorably received the value of the Company's brand could be diluted.

         SECURITY RISKS. The Company may experience attempts by experienced programmers or "hackers" to penetrate the Company's network. A party who is able to penetrate the Company's network security could misappropriate proprietary information. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events, or developments could lead to a compromise of the systems that the Company uses to protect such confidential information. If such a compromise occurs, it could have a materially adverse effect on the Company's business, results of operations and financial condition. The Company may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit the Company's liability in such areas will be successful or enforceable or that other parties will accept such contractual provisions as part of the Company's agreements, which could have a materially adverse effect on the Company's business, results of operations and financial condition.

         INTELLECTUAL PROPERTY. The Company regards its copyrights, trademarks, trade secrets and similar intellectual property as critical to its success and attempts to protect its rights by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company has filed trademark applications for Piranha, Piranha Byte, Piranha Stream, Piranha Net and Piranha Web in the United States and trademark applications for Piranha in Argentina, Australia, Bolivia, Brazil, Canada, China, European Union, India, Indonesia, Israel, Japan, Korea, Mexico, New Zealand, Philippines, POLAND, RUSSIA, SINGAPORE, TAIWAN AND VENEZUELA. In addition, trademark applications are expected to be filed in several additional overseas venues. There can be no assurance that these steps will be adequate, the Company will be able to secure trademark registrations for all of its marks in the United States or other countries or third parties will not infringe upon or misappropriate the Company's copyrights, trademarks, service marks and similar proprietary rights. The Company currently has no patents but has filed for certain provisional patents. The Company is also examining whether further patent protection will be sought. There can be no assurance that patents will become a significant part of the Company's intellectual property in the foreseeable future. Effective trademark, service mark, copyright, trade secret and patent protection may not be available in every country in which the Company's products may be distributed and policing unauthorized use of the Company's proprietary information will be difficult if not impossible.

         The Company generally enters into confidentiality agreements with its employees and consultants and generally controls access to and distribution of its documentation and other proprietary information. It may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization to develop similar technology independently.

         Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within this market. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation could have a materially adverse effect on the Company's business, results of operations and financial condition

         In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a materially adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others or that other parties will not assert infringement claims against the Company. The Company may become subject to claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties. Although no such claims have occurred to date, such claims and any resultant litigation might subject the Company to significant liability for damages and might result in invalidation of the Company's proprietary rights and even if not meritorious could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on the Company's business, results of operations and financial condition.

         CONTINUED GROWTH OF THE INTERNET. The Company's future success is dependent upon continued growth in the use of the Internet. There can be no assurance that the number of Internet users will continue to grow or that commerce over the Internet will become more widespread. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, congestion of traffic, inconsistent quality of service, lack of availability of cost-effective service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or timely development and commercialization of performance improvements.

         The Company's success will depend in large part upon the continued development of the Internet as a reliable network with the necessary security and timely development of complementary products such as high speed modems for providing reliable access. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will support increasing use or will prove to be a viable commercial marketplace. The Internet has experienced and is expected to continue to experience significant growth in the number of users and the amount of content. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, the Internet could lose its viability or effectiveness due to delays and the development or adoption of new standards and protocols to handle increased levels of activities or due to increased government regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Internet a viable commercial marketplace will be developed, or, if they are developed, that the Internet will achieve broadening acceptance. If the necessary infrastructure standards, protocols or complementary products, services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Internet becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its products to the ever-changing technologies, which could have a materially adverse effect on the Company's business, results of operations and financial condition.

         RELIANCE ON THE INTERNET BEING AN EFFECTIVE INFORMATION DISTRIBUTION METHOD. One of the Companies primary assumptions is that the Internet will increasingly become a viable method of distributing information whether in the form of raw data, media and/or advertising. The Company is therefore highly dependent on the Internet continuing to develop as a major information distribution channel. However, the Internet has not been in existence for a sufficient period of time to gauge its effectiveness as compared with traditional distribution channels such as hard copy and telecommunications. Many of the Company's prospective clients are believed to have only limited experience with the Internet as an information distribution medium, have not yet devoted a significant portion of their budgets to Internet-based distribution and may not find such a method to be effective for distributing information or promoting their products and services relative to traditional approaches.

         The adoption of Internet-based information distribution methods, particularly by those entities that have historically relied upon traditional methods, requires the acceptance of a new way of conducting business and exchanging information. Entities that already have invested substantial resources in other methods of doing so may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. There can be no assurance that the market for Internet-based information distribution will continue to emerge or become sustainable. If the market develops more slowly than expected, the Company's business, results of operations and financial condition could be materially and adversely affected. Further, no established standards have been widely accepted for the measurement of the effectiveness of Internet-based information distribution and there can be no assurance that such standards will develop sufficiently to support the Internet as an effective alternative. There can be no assurance that prospective clients will accept the Company's or other third-party measurement standards, which could have a materially adverse effect on the Company's business, results of operations and financial condition.

         CONTROL BY CERTAIN STOCKHOLDERS. The Company's directors and executive officers beneficially own approximately 33% of the outstanding shares of Common Stock. As a result, these stockholders, if they act as a group, have a significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company which could have a materially adverse effect on the market price of the Company's Common Stock.

         FUTURE CAPITAL NEEDS; UNCERTAINTY OF FUTURE ADDITIONAL FINANCING. The Company currently anticipates that its available funds and resources, including product sales which commenced the week of June 19, 2000, will be sufficient to meet its anticipated needs for working capital and capital expenditures for the next twelve months. The Company may need to raise additional funds in the future in order to fund more aggressive brand promotion and more rapid expansion, to develop new or enhanced products, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its brand names as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance products or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

         ACQUISITION RISKS. As part of its business strategy, the Company expects to pursue the acquisition of businesses, services or technologies to complement its existing business and/or enhance its technological capabilities. There can be no assurance, however, that the Company will be able to locate suitable acquisition opportunities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect the Company's results of operations. Furthermore, acquisitions entail numerous risks and uncertainties, including difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company has made several material acquisitions in the recent past. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a materially adverse effect on the Company's business, results of operations and financial condition.

         INTERNATIONAL EXPANSION. The Company may determine to expand its international operations. To do so the Company would likely have to enter into relationships with foreign business partners. This strategy contains risks, including difficulty in managing international operations due to distance, language and cultural differences; inability to successfully market and operate services in foreign markets; need to implement business strategy quickly in international markets to obtain a significant share of the market; and the need to quickly react to changing international standards. There are also risks inherent in doing business on an international level, including unexpected changes in regulatory requirements; trade barriers; difficulties in staffing and managing foreign operations; fluctuations in currency exchange rates and the introduction of the euro; longer payment cycles in general; problems in collecting accounts receivable; difficulty in enforcing contracts; political and economic instability; seasonal reductions in business activity in certain other parts of the world; and potentially adverse tax consequences.

         LIMITED PUBLIC MARKET FOR COMMON STOCK; VOLATILITY OF STOCK PRICE. Prior to this offering there has been only a limited public market for shares of Company Common Stock in the over-the-counter market. There can be no assurance that a more active trading market for the Common Stock will develop or be sustained.

         Trading in the Company's Common Stock has been subject to wide fluctuations in price and such fluctuations are expected to continue in response to numerous factors such as variations in the Company's results of operations, changes in earnings estimates, announcements of technological innovations or new solutions by the Company or its competitors, general conditions in the technology Internet sectors and in Internet-related industries, the operating and stock price performance of other companies that investors may deem comparable, news relating to trends in the Company's markets and other risk factors discussed elsewhere herein and other events or factors, many of which are beyond the Company's control.

          In addition, the stock market in general and the technology and Internet sectors in particular have recently experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a materially adverse effect on the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on the Company's business, results of operations and financial condition.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of significant amounts of Common Stock in the public market after the offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 8,742,330 shares of Common Stock issued and outstanding as of May 31, 2000, 6,451,993 are eligible for immediate sale in the public market without restriction. The remaining 2,290,337 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. If a large number of these restricted shares become free of their restrictions and are sold in the public market such sales could have a materially adverse effect on the market price for the Company's Common Stock.

         ABSENCE OF DIVIDENDS. The Company does not anticipate paying any cash dividends in the foreseeable future. See, "DIVIDEND POLICY."

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded in the over-the-counter market under the symbol "BYTE." The following table sets forth the range of high and low bid prices for the Common Stock for the periods shown (reflecting the 1:3.49 reverse stock split effective February 2000) as reported by the National Quotation Bureau:

                                                    High                     Low

           1998

     1st Quarter ........................        $ .140                  $  .105
     2nd Quarter ........................          .105                     .070
     3rd Quarter ........................          .070                     .035
     4th Quarter ........................          .035                     .017

            1999

     1st Quarter ........................         1.012                    1.012
     2nd Quarter ........................          .820                     .558
     3rd Quarter ........................         2.478                    2.408
     4th Quarter ........................        13.303                    8.404

            2000

    First Quarter........................         65.00                    10.00
    Second Quarter.......................         26.00                     7.50
    Third Quarter (to date)..............          7.75                    15.25

         These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On August 2, 2000, the last sale price of the Common Stock as reported by the National Quotation Bureau was $13.25 per share. As of March 31, 2000, the Company had 232 stockholders of record. As of May 31, 2000 there were 8,742,330 shares of Common Stock issued and outstanding.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends on its Common Stock and has no present intention to pay cash dividends. In addition, the Company's outstanding preferred stock prohibits the payment of cash dividends on its Common Stock. It is the Company's intention to retain earnings to finance the expansion of its business.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sales of the Common Stock by the selling stockholders. See "Selling Stockholders" for those holders of Company equity securities entitled to receive net proceeds from the sales of the Common Stock. The Company would, however, receive gross proceeds upon exercise of the warrants by the two of the selling stockholders. Any proceeds received by the Company would be added to working capital. There is no assurance that any or all of the warrants will be exercised. The selling stockholders will receive all of the net proceeds from the sale of the Common Stock pursuant to this Prospectus. See, "DESCRIPTION OF CAPITAL STOCK."

            MANAGEMENT'S PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS

         Piranha has become a technology-based company with a line of digital asset management products being developed for sale and/or licensing. The data compression software products under the Piranha brand are designed to improve Internet speed and to provide image clarity at compression rates which the Company believes are higher than those presently available in the marketplace on a variety of platforms. These compression products are directed to Internet applications such as full motion streaming video, lossless image and text string compression and highly compressed, high resolution static images.

         The Company currently anticipates that its available funds and resources, including product sales which commenced the week of June 19, 2000, will be sufficient to meet its anticipated needs for working capital and capital expenditures for the next twelve months. The Company may need to raise additional funds in the future in order to fund more aggressive brand promotion and more rapid expansion, to develop new or enhanced products, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its brand names as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance products or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company is continuously involved in the development of new products and related technology. The Company's products are designed to support business-to-business, e-commerce and Internet related activities associated with advanced business-to-consumer on-line shopping applications. Products currently under development are expected to provide a methodology to support the emerging e-commerce market demand for solutions to the traditional bottlenecks and time delays associated with the e-commerce shopping experience that the Company believes are superior to those presently available. The Company believes that its Piranha Stream technology will provide the first real video-on-demand solution for the Internet. For products currently under development see "BUSINESS."

         The Company may experience rapid growth, which would place a significant strain on the Company's managerial, financial and operational resources. The Company is required to manage multiple relationships with numerous outside parties. These requirements WILL BE EXACERBATED IN THE EVENT OF FURTHER growth of the Company or in the number of third party relationships, and there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to manage any growth effectively. To effectively manage its potential growth, the Company must continue to implement and improve its operational, financial and management information systems and to expand, train and manage its employee base. The Company anticipates that the number of its employees will increase significantly in the next twelve months.

         To date, the Company has not incurred any significant problems associated with the inability of software applications and operational programs not properly recognizing calendar dates in the year 2000 in the following areas:
(1) accounting and reporting systems, (2) office automation and contact management software, (3) systems of third party vendors incorporated into the Company's developmental products, and (4) the Company's developmental products.

                                    BUSINESS

     The Company was formed in 1992. From 1996 through November 1999 the Company essentially was a non-operating entity, even though two of its four prior subsidiaries (First Classics, Inc. and Classics Media Group, Inc.) remain in existence. Beginning with the acquisition of Zideo.com, Inc. on December 8, 1999 and IBP, Inc. on December 30, 1999, the Company effectively changed its business operations. In February 2000 it changed its name to Piranha, Inc., effected a 1:3.49 reverse stock split and increased its authorized Common Stock to 100 million shares.

     Piranha is now a technology-based company with a line of digital asset management products being developed for sale and/or licensing. It is in the business of providing enabling technologies in the areas of data compression, product output routing, universal file format recognition, data manipulation and custom application feature development in both the lossy data compression and lossless data compression market segments. Its data compression software products are designed to improve data transfer speeds across the Internet and to provide high quality image clarity at compression rates which the Company believes are higher than those presently available in the marketplace on a variety of platforms. These compression products are directed to Internet applications such as full motion streaming video, lossless image and text string compression, and highly compressed, high resolution static images.

     The Company's products are designed to support business-to-business, e-commerce and Internet related activities associated with advanced business-to-consumer on-line shopping applications. Piranha technology and its resulting application developments are expected to provide a methodology to support the emerging e-commerce market demand for solutions to the traditional bottlenecks and time delays associated with the e-commerce shopping experience that the Company believes are superior to those presently available. The Company believes that its Piranha Stream technology will provide the finest video-on-demand solution for the Internet. Products expected to be available in 2000 include:

o Piranha Net - This web based product is expected to allow commercial web sites to download significantly faster than what is currently available. A page that currently takes 50 seconds is expected to take as little as 1 second with the Piranha Net product. Piranha Net utilizes Piranha's proprietary lossless and lossy data compression algorithms.

o Piranha Byte - This Streaming FTP lossless and modified bit "ultra high fidelity data compression product is used for downloading files to or from a server or user. A multitude of file types can be delivered for archival or immediate use at compression rates and data transfer speeds substantially greater than current competitive products. The first shipments of this product occurred during the week of June 19, 2000.

o Piranha Stream - This product is a plug-in or browser-based full-motion video product with several audio codecs available, including Piranha Audio featuring low bandwidth and high quality. It is anticipated that any audio codec product can be incorporated with Piranha Stream. Piranha Stream's advanced compression ratios are expected to produce the highest quality streaming video in the market place.

     Products that are expected to debut in the future:

o An e-commerce application covering transaction, data mining, and other e-commerce disciplines.

o A product combining all Piranha technologies into one suite of tools to handle enterprise solutions for the largest customer. This product will include data base interfacing with Oracle and other enterprise data warehouse software.

o An affordable software rental that offers a variety of solutions from a full suite of products to a smaller version designed to meet the specific needs of the customer.

o         Increased   processing   power  delivered   through  custom  DSP  chip
          integration for tailored hardware/software solutions.

         All Piranha software products have been developed on the Linux operating system and have been successfully ported to Microsoft and Apple operating platforms. The Company maintains three separate website:

o        www.piranha.com  for investor and general Company information.

o        www.zideo.com for Internet-related activities.

o        www.impact_s.com for the pre-press, printing and publishing industries.

         Piranha believes that it is different from current industry leaders in that it is a solutions-based organization not limited to a specific operating platform, to a specific type of data file or to either video or audio or lossless or lossy sciences.

Market Need

         The Company's product line is intended to fill what the Company believes to be a market need for data compression, product output routing, custom user interfaces, and universal file format recognition in five distinct problem areas:

o Bandwidth Limitations: data pipes are too small to accommodate huge multi-format data files. This is most notable in the critical areas of video, audio, and high resolution graphics and pictures.

o Digital Storage Limitations: vast amounts of audio, video, text and graphics have been converted from their original analog state to more manageable digital storage files. This conversion from analog to digital has created enormous data storage requirements.

o        Data Transmission Speed: more speed, the most common cry in cyberspace.
         Ideally, large pipes and small data files would result in lightning speeds. In actuality consumers have small pipes and huge data files resulting in very slow data communication rates.

o Security Concerns: digital information must be safely stored, securely transmitted and accessible to encryption or safeguarding to protect privacy and provide assurances of safety.

o Data Routing: ability to easily control the asset delivery and archival process with definable network and Internet delivery addresses.

     The Company believes that a technology focusing on "digital asset management" will address each of these five major challenges and believes that its preliminary demonstrations have reflected significant improvements over the technologies of current industry leaders.

Market Segments

                           Digital Workflow Solutions

         The Company's wholly-owned subsidiary, Impact Solutions, Inc., focuses upon providing digital workflow solutions specifically directed toward lossless and modified bit "ultra high fidelity" data compression sciences for the pre-press, printing and publishing industries. Over the last decade these industries have started to consider moving away from traditional consumable materials to digital file handling. Certain printing and publishing industry organizations such as Time, Inc., R.R. Donnelley and Sons, Quad/Graphics, Inc. and Quebecor World have begun utilizing digital workflows in the last several years. Certain publications are using digital solutions to produce most, if not all, of their product.

         The Company estimates, however, that less than one-fourth of the pages produced by publications such as news magazines are digital. The Company believes that factors such as cost and evolving technologies will accelerate the movement to the digital world within three to five years but that file size, storage size, transmission costs and security concerns are major impediments. Piranha's expectations are that its compression technology will overcome certain if not all of these hurdles.

         The Company also believes that any technology it develops will be useful in other industries, such as medical imaging technology (which needs to assemble, track, transmit, archive and often output high resolution x-ray, sonograms and other application-critical high fidelity images in a secure environment) as well as the financial, government, insurance and real estate industries (which require large document storage capabilities) and the banking and financial services industries (which require business to business support for their transactional services).

         Major competitors in this market segment are believed to be PKZip, Aladdin Industries, Inc. and document workflows presented by such companies as Adobe, AGFA and Heidelberg.

                         Digital Distribution Solutions

         Zideo.com, Inc., another Piranha subsidiary, is the Company's Internet-directed sales and marketing organization that utilizes Piranha technologies to power an on-line showroom, featuring high quality examples of music videos, movie trailers, pay-per-view movies, educational content, e-greeting cards, gaming, video conferencing, e-commerce, and research and development for the entertainment industry.

         The Company believes its technology is suitable for streaming and downloading audio and video on-demand at ratios and resolution qualities previously not available. Zideo.com is also seeking to satisfy emerging e-commerce market demand for solutions to the on-line shopping experience through speed and quality by maintaining a proof-of-concept on-line showroom at the Zideo.com web site.

         Zideo.com is currently engaged in the following pre-marketing efforts:

o Film & Video - Zideo.com is gathering content ranging from movie trailers to independent films for test release utilizing the Piranha Stream streaming audio/video solution. Final products are expected to be offered for e-commerce through the Zideo.com web site.

o Music Videos - Zideo.com is securing content from record labels and independent artists with suitable music videos for inclusion in music video web pages for demonstrating Piranha Stream, while offering the corresponding compact disc and related merchandise for sale on the Zideo.com web site.

o Web pages - Piranha products are also expected to be applicable to on-line web page development of graphic, animation or image presentations. The multiple discipline approach of Piranha Net is expected to allow for significantly increased download speeds and dramatically reduced files sizes.

In addition, Zideo.com expects to continue development of technology that can be applied to the Internet in the areas of video conferencing, distance learning and games.

         The Zideo.com web site uses Cobalt RAQ3 web servers on twin OC3 backbones, with a top tier connection. The Internet service provider is The Planet.com.

Business Development

     In December 1999 the Company acquired all of the capital stock of Zideo.com, Inc., a wholly-owned subsidiary of Digibyte Corporation, an Illinois corporation, for cash in the aggregate amount of $750,000. The Company acquired Zideo in order to obtain certain licensing rights to technology owned by DigiByte as well as to obtain the Zideo.com brandname and the acquisition of certain personnel associated with Zideo and DigiByte including Messrs. Sample, Ashley and Greybill.

     In December 1999, the Company acquired all of the capital stock of IBP, Inc., a privately-held corporation owned by Messrs. Steele and Lotzer, the Company's Chief Information Officer and Chief Science Officer, respectively. The Company's acquired IBP to obtain certain technology regarding proprietary lossless and lossy data compression algorithms. None of the technology was subject to a patent or trademark.

     In connection with the acquisition Messrs. Lotzer and Steele entered into employment agreements with the Company. Mr. Lotzer entered into a two-year employment contract at an annual salary of $150,000 in year one and $200,000 in year two. Mr. Lotzer is the Company's Chief Science Officer and is expected to be appointed to the Board of Directors in an annual alternation with Mr. Steele at some time in the future. Mr. Steele entered into a two-year employment contract at an annual salary of $150,000 per year. Mr. Steele is the Company's Chief Information Officer and has been appointed to the Board of Directors in an annual alternation with Mr. Lotzer.

     In February 2000 the Company acquired the services of Edward Falk, Robert Newton, Craig Westveer, Thomas Lenartz and Kevin Rahe through the acquisition of Grand Rapids Science Group, Inc. (now known as Rogue River Software Group, Inc.). The purpose of the acquisition was to add to the expertise of the Company's science group in the areas of graphic arts, image processing, color sciences and database design and modeling.

     In March 2000 the Company purchased all ordinary shares of Online Marketing
(UK) Ltd. from Mr. Alan Fairnington and Mr. Joseph H. Sherrill, Jr. The primary purpose of the acquisition was to obtain the services of Messrs. Fairnington. Mr. Sherrill is currently an independent director of the Company.

         See, "MANAGEMENT."

Competition

     The Company is in a highly competitive market. The Company competes with major software developers as well as numerous smaller companies producing one or more competitive products. The Company's products compete with those of PKZip, Stuffit, WinZip, Sorensson, MPEG, Real, Cinepak, Indeo and others. Most if not all of the Company's existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors are able to undertake more extensive marketing campaigns for their brands, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees. Accordingly, there can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a materially adverse effect on the Company's business, results of operations and financial condition.

         Competition for Internet products and services is intense. As the market for e-commerce grows, the Company expects that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. The market in which the Company competes is significantly affected and is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements, other market activities of industry participants and changing customer demands. Accordingly, the Company's success will depend on its ability to adapt to such changes and its ability to continually improve the speed, performance, features, ease of use and reliability of its products in response to both evolving demands of the marketplace and competitive service and product offerings. Any failure to rapidly adapt in a changing environment would have a materially adverse effect on the Company's business, results of operations and financial condition.

          The Company's financial and operating success depends, among other things, on the success of its products and services. If those products and services fail to keep pace with the rapid changes in technology and customer and supplier demands, the Company may not become or remain profitable. There can be no assurance that the products and services of the Company will achieve market acceptance or commercial success or that the Company will be successful. The Company expects competition to persist and intensify in the future.

         The Company believes that the principal competitive factors affecting companies seeking to develop, market and sell compression technology are critical mass, technical competence, market acceptability, functionality, brand recognition, market include speed of implementation, price, knowledge of the industry, core technology, ability to implement a solution with existing technology and financial capacity of its potential customers. Although the Company believes that its solutions currently compete favorably with respect to several of these factors, the Company's market is relatively new and is evolving rapidly. The Company may not be able to maintain any significant competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

         The Company continually strives to incorporate new technology into its products. Introducing new technology involves numerous technical challenges, substantial amounts of personnel resources and frequently requires months to complete. There can be no assurance that the Company will be successful at integrating new technology on a timely basis or without degrading the responsiveness and speed of its existing products or that, once integrated, such technology will function as expected.

Intellectual Property

         The Company regards its copyrights, trademarks, trade secrets and similar intellectual property as critical to its success and attempts to protect its rights by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company has filed United States trademark applications for Piranha, Piranha Byte, Piranha Stream, Piranha Net and Piranha Web and trademark applications for Piranha in numerous overseas venues. There can be no assurance that these steps will be adequate, that the Company will be able to secure trademark registrations for all of its marks in the United States or other countries or that third parties will not infringe upon or misappropriate the Company's copyrights, trademarks, service marks and similar proprietary rights. The Company currently has no patents but has filed for certain provisional patents. The Company is also examining whether further patent protection will be sought. There can be no assurance that patents will become a significant part of the Company's intellectual property in the foreseeable future. Effective trademark, service mark, copyright, trade secret and patent protection may not be available in every country in which the Company's products may be distributed and policing unauthorized use of the Company's proprietary information will be difficult if not impossible.

         The Company generally enters into confidentiality agreements with its employees and consultants and generally controls access to and distribution of its documentation and other proprietary information. It may be possible for a third party to copy or otherwise obtain and use the Company's proprietary
information   without   authorization   or   to   develop   similar   technology
independently.

         Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within this market. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation could have a materially adverse effect on the Company's business, results of operations and financial condition

         In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a materially adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others or that other parties will not assert infringement claims against the Company. The Company may become subject to claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties. Although no such claims have occurred to date, such claims and any resultant litigation might subject the Company to significant liability for damages and might result in invalidation of the Company's proprietary rights and even if not meritorious could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on the Company's business, results of operations and financial condition.

Government Regulation and Legal Uncertainty

         The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or distribute information on the Internet. However, due to the Internet's increasing popularity and use, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy; user screening to prevent inappropriate uses of the Internet by, for example, minors or convicted criminals; taxation; infringement; pricing; content regulation; quality of products and services; and intellectual property ownership and infringement. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for the Company's products, increase the Company's cost of doing business, or otherwise have a materially adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a materially adverse effect on the Company's business, results of operations and financial condition.

         The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among things, proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted in the future. Similar types of legislation and the manner in which they may be interpreted and enforced cannot be fully determined and could subject the Company to potential liability. Such legislation could also impact on the growth of the Internet generally and decrease the demand for the Company's products.

Properties

         The Company's principal executive offices are located at 6060 N. Central Expressway, Dallas, Texas 75206. Its principal financial offices are located at 33 North LaSalle Street, 33rd Floor, Chicago, Illinois 60602. Its research and development facilities are located in Dallas, Texas and additional research and development offices are located in Grand Rapids, Michigan. Sales and marketing activities are conducted throughout the Company's various offices and its Impact Solutions, Inc. and Zideo.com, Inc. subsidiaries located in Freehold, New Jersey, London, England and Richardson, Texas.

Legal Proceedings

         In July 1994, the Company discharged four officers of its Dream Factory subsidiary. The officers who were discharged commenced actions against the Company seeking damages arising out of the alleged wrongful termination of their employment. The Company subsequently settled the claims of two of the officers. The Company is engaged in settlement negotiations with the two remaining officers, a husband and wife, and has accrued a provision of $700,000 in its consolidated financial statements. The remaining cases are pending in Connecticut state court.

         The Company was a defendant in the case of Benjamin B. LeCompte, III (a stockholder) v. Classics International Entertainment, Inc., in the United States District Court for the Northern District of Illinois, Eastern Division. This case involved a claim by LeCompte that the Company owed him 573,066 shares of Common Stock pursuant to an alleged conversion of a promissory note into said shares. The note, in the principal amount of $200,000, and the accrued interest thereon, are included in the Company's consolidated financial statements. On April 3, 2000, this case was dismissed for lack of jurisdiction. On April 12, 2000, LeCompte filed an action against the Company in the Circuit Court of Cook County, Illinois, asserting substantially the same claims as in the case which was dismissed. The Company believes this action is without merit, and intends to vigorously defend itself in this matter.

 Employees

         As of June 15, 2000, the Company employed 41 full-time employees, 15 of whom were employed in research and development and 8 in general and administrative capacities. None of the Company's employees are subject to collective bargaining agreements and the Company considers its relationships with its employees to be good.

                                   MANAGEMENT

Directors, Executive Officers and Significant Employees

         The following table sets forth the names and positions of the Company's executive officers, directors and key employees. Each director serves until the next annual meeting of the stockholders or until his/her successor is duly elected and qualified. The Company's executive officers and key employee are appointed by and serve at the discretion of the Board of Directors.

Name                       Age                 Position

Edward W. Sample           48             Chairman, Chief Executive Officer  and
                                          Director

Richard S. Berger          64             Chief Financial Officer, Secretary and
                                          Director

R. Don Ashley              46             President and  Chief Operating Officer

Michael Steele             44             Chief Information Officer and Director

Carey L. Lotzer            36             Chief Science Officer

Larry Greybill             56             President and Chief Operating Officer,
                                          Impact Solutions, Inc.

Nathan McClintock          50             President and Chief Operating Officer,
                                          Zideo.com, Inc.

Joseph H. Sherrill, Jr.    59             Director

Arthur R. Tauder           60             Director

W. Barger Tygart           64             Director


         Mr. Sample joined the Company in December 1999 after a 29 year career with $30 billion retailer, JC Penney. Most recently Sample directed JC Penney's participation in the Massachusetts Institute of Technology "News in the Future" consortium. The News in the Future (NiF) research consortium provides a forum for the MIT Media Laboratory and member companies to explore and exploit technologies that will affect the collection and dissemination of news. Sample is credited with a number of technology "firsts" for the retailer, such as: In 1999, under Sample's direction, JC Penney unveiled the "World's First Commercial Electronic Ink Display" (USA Today, 5/3/99). Some of Mr. Sample's other notable accomplishments include: the introduction of the industry's first "web based" kiosk system; the implementation of one of the countries largest distance learning systems; the introduction of a digital imaging capture system for the retailer's enormous merchandise operation; the implementation of an international digital image transmission system for merchandise procurement, and the first commercial introduction of the Sony SEPS 2000 camera, utilizing HDTV technology, in 1992.

         Mr. Berger founded Classics International Entertainment, Inc. (now known as Piranha, Inc.) in 1992, and after making several acquisitions, took it public through an IPO in October 1993. Mr. Berger served in various executive capacities including the Company's CEO, CFO, Secretary, and Chairman of the Board until December 1999 when he reorganized the business into a technology company. Prior to 1992, Mr. Berger served as a CEO, CFO, and Chairman of the Board of several companies while preparing them for public offerings, private placements and/or reverse mergers. Some of the industries served by Mr. Berger were factoring (account receivable financing and billing for physicians and dentists), cable television, publishing, environmental (waste water treatment, contaminated soil removal), machining (NASA space shuttle program), retailing, kiosk development, design and sales, and high technology and Internet related entities.

     Mr. Ashley joined the Company in January 2000 after over 25 years experience in the entertainment industry and has achieved exceptional success as artist, technician and manager. As former president of the Texas Music Group, an entertainment content provider, Mr. Ashley worked with industry leaders, American Airlines, McGraw Hill, Southwest Airlines and Convex Computers. Mr. Ashley was directly responsible for the design, implementation and management of the post-production services operation of the $46 million television operations facility within the 2 million square foot World Headquarters of JC Penney in Plano, Texas. Additionally, Mr. Ashley has had a celebrated career in Marketing and Communications with the $30 billion retailer. Mr. Ashley directed the technical operations team of the retail giant that managed the development and implementation of the co-op advertising system that supports JC Penney's $800 million advertising program. Mr. Ashley served as Vice President of Stonebriar Communications, Inc. a new media business operating company of JCPenney. Most recently, Mr. Ashley served as President and Chief Operating Officer of Zideo.com, Inc.

     Mr. Steele was the co-founder of IBP, Inc., a technology corporation dealing in data compression technology built upon the Linux operating system. Previously, Mr. Steele served as a Financial Planner with Texas Instruments, Financial Analyst for W.R.Grace and, since 1997, Infrastructure Building and Project Manager for Ernst and Young. Mr. Steele has done extensive work in compression software sciences and has participated in professional training in Java, metrics development and documentation, new product planning/enhancements, business plan and market development. Mr. Steele graduated from Texas Tech University, BS 1978, MS 1985. MS MIS at UTD (in progress).

     Mr. Lotzer was the co-founder of IPB, Inc., a technology corporation dealing in data compression technology built upon the Linux operating system. Mr. Lotzer has over 13 years experience in the area of distributed computing environment systems as an architect and developer and, most recently, the senior software analyst at PrimeCo PCS. Mr. Lotzer has served as Chief Information Officer of IT Staffing Solutions and has provided consulting services for companies such as Fidelity Investments, Meridian Oil, Arco Oil and Gas, MCI International, America Airlines SABRE Decision Technologies, Reliance Comm/Tec, Nations Bank, Union Pacific Resources Company, Wal-Mart Inc., NEC America, AT&T Long Distance Services, and Texas Instruments. Mr. Lotzer graduated from the University of Texas at Dallas in August 1986 with Bachelor of Science degrees in Geophysics and Analytical Mathematics and brings extensive educational and skills sets to the Company. Mr. Lotzer has had advanced professional training in; Structured Software Design Object Oriented Design Methodology; Structured Software Design; PC-Based Simulation & Mathematical Modeling; Software Standards and Code Ethics; Advanced Application and Systems Development. Mr. Lotzer has published a number of scientific papers including;

         o Fully  Automatic  Matched Triplet  Selection Using  Bernoulli's Eq.
         o Over-The-Air  Activation  Technologies  for  CDMA
         o A  Java  Real-Time Video/Audio CODEC with Bandwidth Auto-Sizing
         o Client / Server Software Examples with Mathematics
         o Detailed Design Description for Nexus, OTA, PRL and AKEY

     Mr. Greybill is a veteran of more than 30 years as a manager and executive in the printing and publishing industries. In his most recent position as Director of the Seven Solutions Group for Seven Worldwide, Mr. Greybill was responsible for helping to define business needs and solutions for customers as well as developing new business. Mr. Greybill was a project manager for the Associated Press for Business Development. As a project manager for AP's communications department, he started and was responsible for the implementation of AdSEND, the delivery service of digital ads to more than 1,400 sites. Mr. Greybill spent most of his career in the newspaper industry, including 14 years at the Chicago Tribune where he was associate sports editor and features editor before moving to editorial operations where he was responsible for the implementation of digital imaging technology. Mr. Greybill is a member of Graphics Communication Association planning committees for Spectrum (prepress and production) and Primex (Print and Publishing Executives), the NAA color reproduction taskforce, the Publisher's Symposium planning committee in New York, the American National Standards Institute's TC130 committee, which deals with technical specifications for the graphics arts industry, as well as other industry and community organizations. Mr. Greybill is a graduate of Penn State.

     Mr. McClintock joins Zideo.com after most recently serving as an executive of BankLeasing.com in Dallas, Texas. BankLeasing.com, a private company, has a considerable sales and marketing organization and has an outstanding reputation and track record in the industry. Prior to BankLeasing.com, Mr. McClintock directed the nationwide Gift Certificate operation for Dallas-based retailer, JC Penney. While at Penney, Mr. McClintock was also responsible for the establishment of the retailer's in-store entertainment operation which involved high level relationships with all leading music and entertainment companies. Mr. McClintock was also responsible for source media relationships with the National Football League, the Major League Baseball Association, the National Hockey League, the National Basketball Association, the World Soccer League and others. For a 12 year period Mr. McClintock served as the Regional Vice President of Primerica Corporation, Atlanta, Georgia where he managed a 600 person sales and marketing organization and won numerous awards for sales performance and leadership. From 1976 to 1980 Mr. McClintock served as the Chief of Staff for the Governor of Mississippi and had the distinction of being one of the youngest senior cabinet officers ever appointed in U.S. history.

     Joseph H. Sherrill, Jr. is the retired President and CEO of R.J. Reynolds Asia Pacific. He retired in December 1994 from R.J. Reynolds International after 17 years overseas as a senior executive. Mr. Sherrill last served as President and CEO of R.J. Reynolds Asia Pacific, based in Hong Kong. Previous positions included Senior Vice President of Marketing, R.J. Reynolds International; President and CEO of R.J. Reynolds Tabacos do Brazil; and President and General Manager of R.J.R. Puerto Rico. Prior experience included sales and marketing research positions in the domestic company. Since 1994, Mr. Sherrill has been active as Board Member, advisor, and investor in numerous small companies. Currently, Mr. Sherrill serves on the Board of Directors of Biocryst Pharmaceuticals, Lineshark.com and several private companies.

     Arthur R. Tauder is Former Vice Chairman - Strategic Planning and Business Development, McCann-Erickson WorldGroup. One of the architects of McCann-Erickson's marketing communications expansion, Tauder had been Executive VP-Operations at McCann-Erickson WorldGroup since its formation in September 1977. McCann-Erickson WorldGroup is the parent organization of McCann-Erickson Worldwide, the world's largest multinational advertising agency, as well as six othr marketing communications companies. Tauder first joined the Interpublic Group of Companies, Inc., McCann-Erickson WorldGroup's publicly owned parent, in 1968 at The Marschalk Company, another Interpublic ad agency. By the time he had joined McCann-Erickson in 1987, he had already served as General Manager of Marschalk and as Director of Planning and Budgets at Interpublic. In 1995 he was promoted to Worldwide Executive VP of the McCann-Erickson Worldwide Advertising Agency, responsible for planning and business development, training, and information systems and communications

     W. Barger Tygart is the retired Vice Chairman of the Board, President and Chief Operating Officer of JCPenney. Mr. Tygart joined the JCPenney Company, Inc. in 1960 advancing to increased levels of responsibility in various store and district positions and in 1976 was promoted to the company's New York Office Headquarters. In 1995, Mr. Tygart was elected to the position of President, Chief Operating Officer and Vice Chairman of the Board and remained in that position until his retirement in 1998. Mr. Tygart currently serves as a member of the Board of Directors of Burlington Industries, one of the world's largest and most diversified manufacturers of softgoods for apparel and interior furnishings. Mr. Tygart also is a member of the Board of Directors of Monarch Dental and is active as a consultant in a number of Internet related companies.

Executive Compensation

         The following table sets forth for the Company's executive officers noted below all cash compensation received, being the total compensation received, during the fiscal year ended December 31, 1999. No compensation was paid or payable to any executive officer for the fiscal years ended December 31, 1997 or 1998 except for Mr. Berger who received $8,000 in 1998 and $32,000 in 1997.

                                                        Annual Compensation

Name and Title                                       Salary            Other(a)

Edward W. Sample                                     $11,667            $ 22,378
Chairman and
Chief Executive Officer

Richard S. Berger                                         -0-                -0-
Chief Financial Officer
and Director

R. Don Ashley                                         10,000              10,646
President and
Chief Operating Officer

Carey Lotzer                                          27,500                 -0-
Chief Science Officer

Michael Steele                                        26,250                 -0-
Chief Information Officer
and Director
--------------------------------------------------------------------------
(a) Represents amounts received in connection with the Company's acquisition of Zideo.com.

     Mr. Sample has entered into a contract, dated January 7, 2000, with the Company which provides for his employment as Chief Executive Officer for an annual salary of $140,000. The contract provides for a two-year term which is automatically extended for additional one-year periods unless either the Company or Mr. Sample elects not to renew. Mr. Sample is entitled to participate in the Company's insurance and benefit plans on terms available to other senior executives and is reimbursed for expenses reasonably incurred in performance of his duties under the contract. Under the contract the Company became committed to issue Mr. Sample options to acquire 1,500,000 shares of Common Stock at an exercise price of $.01 per share and additional options to acquire 1,000,000 shares of Common Stock at an exercise price of $1.35 per share. The contract provides the Company with protection for its intellectual property rights and Mr. Sample has agreed not to compete with the Company during his period of employment and for a period of two years thereafter.

     Mr. Ashley has entered into a contract, dated January 7, 2000, with the Company which provides for his employment as President and Chief Operating Officer for an annual salary of $130,000. The contract provides for a two-year term which is automatically extended for additional one-year periods unless either the Company or Mr. Ashley elects not to renew. Mr. Ashley is entitled to participate in the Company's insurance and benefit plans on terms available to other senior executives and is reimbursed for expenses reasonably incurred in performance of his duties under the contract. Under the contract the Company became committed to issue Mr. Ashley options to acquire 350,000 shares of Common Stock at an exercise price of $.01 per share and additional options to acquire 350,000 shares of Common Stock at an exercise price of $1.35 per share. The contract provides the Company with protection for its intellectual property rights and Mr. Ashley has agreed not to compete with the Company during his period of employment and for a period of two years thereafter.

     Mr. Lotzer has entered into a contract, dated November 16, 1999, with the Company which provides for his employment as Chief Science Officer for an annual salary of $150,000 in the first year and $200,000 in the second year plus discretionary additional compensation if the Company reaches certain levels of gross sales. The two-year contract is automatically extended for additional one-year periods unless either the Company or Mr. Lotzer elects not to renew. Mr. Lotzer is entitled to participate in the Company's insurance and benefit plans on terms available to other senior executives and is reimbursed for expenses reasonably incurred in performance of his duties under the contract. The Company has agreed to purchase $2,500,000 worth of key man life insurance on Mr. Lotzer's life with $700,000 payable on his death to his surviving family members. Under the contract the Company became committed to issue Mr. Lotzer options to acquire 200,000 shares of Common Stock at an exercise price of $1.35 per share and 100,000 shares of Common Stock at an exercise price of $5.00 per share if certain gross sales levels are met. The contract provides the Company with protection for its intellectual property rights and Mr. Lotzer has agreed not to compete with the Company during his period of employment and for a period of two years thereafter.

     Mr. Steele has entered into a contract, dated November 17, 1999, with the Company which provides for his employment as Chief Information Officer for an annual salary of $150,000. The contract provides for a two-year term which is automatically extended for additional one-year periods unless either the Company or Mr. Steele elects not to renew. Mr. Steele is entitled to participate in the Company's insurance and benefit plans on terms available to other senior executives and is reimbursed for expenses reasonably incurred in performance of his duties under the contract. The Company has agreed to purchase $2,500,000 worth of key man life insurance on Mr. Steele's life with $700,000 payable on his death to his surviving family members. Under the contract the Company became committed to issue Mr. Steele options to acquire 200,000 shares of Common Stock at an exercise price of $1.35 per share and 100,000 shares of Common Stock at an exercise price of $5.00 per share if certain gross sales levels are met. The contract provides the Company with protection for its intellectual property rights and Mr. Steele has agreed not to compete with the Company during his period of employment and for a period of two years thereafter.

     For the year 2000 each Company director will receive $ 2,000 for each director's meeting attended in person and $ 300 for each director meeting attended by telephone conference call as well as reasonable hotel, airfare and miscellaneous expenses with a per diem meal allowance of $50. During the fiscal years ended December 31, 1999, 1998 and 1997 no such fees were paid.

Stock Ownership of Management and Other Persons

         The following table sets forth certain information as of May 31, 2000 with respect to (1) each person known by the Company to be the beneficial owner of more than five percent of its outstanding shares of Common Stock, (2) of each director and executive officer and (3) all directors and executive officers as a group. Except as shown below the address for each such person is the Company's principal executive offices. All shares reflected below are owned of record and beneficially by the named person or group and each such person or group has sole investment power with respect to all such shares.

Name                                  Amount(1)           Percent of Class

Edward W. Sample                            -0-                        -0-

Richard S. Berger                    1,559,062(2)                    17.8%

R. Don Ashley                               -0-                        -0-

Michael Steele                         340,000                        3.9

Carey L. Lotzer                        660,000                        7.6

Joseph H. Sherrill, Jr.                325,000(3)                     3.7

Arthur Tauder                               -0-                        -0-

W. Barger Tygart                            -0-                        -0-

FAI General Insurance
Company Ltd.
Level 42, So. Bridge Street
Sydney NSW 2000 Australia              853,041                        9.8

All executive officers and
directors as a group
(eight persons)                      2,884,062                       33.0
----------------------------------------------------------------
(1) Excludes shares subject to stock options none of which are exercisable within 60 days of the date hereof. (2) Excludes shares owned by spouse as to which beneficial ownership is disclaimed. (3) Excludes 10,000 shares owned by spouse as to which beneficial ownership is disclaimed.

The 2000 Stock Incentive Plan

         The  2000  Plan  is  administered   by  the  Company's   Personnel  and
Compensation Committee, currently comprised of Messrs. Tygart, Sherrill and Steele. Officers and other key employees of the Company or any of its subsidiaries and Company consultants and advisors are eligible to participate in the 2000 Plan. The selection of participants is within the discretion of the committee. There are approximately forty-five employees and others who are eligible to participate in the 2000 Plan.

     The 2000 Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; and (3) stock awards, including restricted stock. Awards may be granted singly, in combination, or in tandem, as determined by the committee. If there is a lapse, expiration, termination, or cancellation of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the 2000 Plan.

     During April 2000 non-qualified stock options were granted to the following executive officers of the Company in the amounts noted: Mr. Sample - 2,700,00; Mr. Berger - 1,000,000, Mr. Ashley - 800,000, Mr. Steele - 300,000 and Mr.
Lotzer - 300,000.

The Stock Option Plan for Non-Employee Directors

     The Director Plan is also administered by the Company's Personnel and Compensation Committee. Only non-employee directors are eligible to participate in the Director Plan. No director may participate in any decision relating exclusively to an option granted to that director. All three independent Company directors currently participate.

     The Director Plan provides for the grant of two forms of options: (1) election and annual stock options and (2) deferred compensation options. If there is a lapse, expiration, termination, or cancellation of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Director Plan.

     The Director Plan provides that each non-employee director of the Company will be granted a non-qualified stock option to purchase 50,000 shares of Common Stock upon election or appointment to the Board of Directors (the "Election Options"). Commencing June 30, 2000 and each June 30th thereafter, each non-employee director of the Company will be granted a non-qualified stock option to purchase 1,000 shares of Common Stock (the "Annual Options").The Director Plan also provides that each non-employee director of the Company may elect to receive during any plan year or specified portion thereof non-qualified stock options (the "Deferred Compensation Options") in lieu of all or part of the retainers and fees payable for service on the Board and the board of any Company subsidiary or any of their committees.

     During April 2000 Messrs. Sherrill, Tauder and Tygart (as well as a prior non-employee director) each were granted 50,000 Election Options. On June 30, 2000 each was also granted 1,000 Annual Options.

Board Committees

     The Board of Directors has four standing committees: The Executive Committee, The Personnel and Compensation Committee, The Audit Committee and The Corporate Governance Committee. The functions of these committees and their current members are described below.

     Executive Committee. This committee oversees the operations of the Board; often acts on behalf of the board during on-demand activities that occur between meetings, and these acts are later presented for full board review. This committee also develops agenda items for Board Meetings. The Executive Committee is comprised of Messrs. Sample (Chairman), Berger and Tauder.

     Personnel and Compensation Committee. This committee reviews and administers the Company's annual and long-term incentive compensation plans, makes recommendations in areas concerning personnel relations, and takes action or makes recommendations with respect to the compensation of Company executive officers, including those who are directors. The Personnel and Compensation Committee has assumed the responsibility of the former stock option committee and is responsible for the administration of the Company's two stock option plans. The Personnel and Compensation Committee is comprised of Messrs. Tygart (Chairman), Sherrill and Steele.

     Audit Committee. This committee recommends to the Board of Directors for stockholder approval the independent auditors for the annual audit of the Company's consolidated financial statements. The committee also reviews the independent auditors' audit strategy and plans, the scope of their audit, their fees, the results of their audits as well as non-audit services and related fees, internal audit reports on the adequacy of internal accounting controls, the Company's ethics program, the status of significant legal matters, the scope of the internal auditors' plans and budgets and the results of their audits and the effectiveness of the Company's program for correcting audit findings. The Audit Committee is comprised of Messrs. Tauder (Chairman), Sherrill and Tygart.

     Corporate Governance Committee. This committee considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also makes recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors and the compensation of directors. The Corporate Governance Committee is comprised of Messrs. Sherrill (Chairman), Tauder and Tygart.

     For the year 2000 each outside Company director will receive $2,000 for each director's meeting attended in person and $ 300 for each director meeting attended by telephone conference call as well as reasonable hotel, airfare and miscellaneous expenses with a per diem meal allowance of $50. For the years ended December 31, 1999 and 1998 no such fees were paid.

Certain Transactions

     In December 1999 the Company acquired all of the capital stock of Zideo.com, Inc. for cash in the aggregate amount of $750,000. A portion of the purchase price was used to pay back salaries due, inter alia, Messrs. Sample, Ashley and Greybill. In connection with this acquisition Messrs. Sample, Ashley and Greybill also entered into employment contract with the Company as described elsewhere herein.

     In December 1999, the Company acquired all of the capital stock of IBP, Inc., a privately-held corporation owned by Messrs. Steele and Lotzer in exchange for 1,000,000 shares of Company Common Stock. In connection with the acquisition Messrs. Lotzer and Steele also entered into employment agreements with the Company as described elsewhere herein.

     In March 2000 the Company purchased all ordinary shares of Online Marketing
(UK) Ltd. from Messrs. Fairnington and Sherrill and others in exchange for 55,556 shares of Company Common Stock. Mr. Sherrill is a director of the Company.

     SEE, "BUSINESS-BUSINESS DEVELOPMENT." All persons referred to above also received stock options as described elsewhere in this portion of the Prospectus.

Indemnification

     Pursuant to the Company's Certificate of Incorporation, as amended, the Company has to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnified all persons whom it may indemnify pursuant thereto including for liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              SELLING STOCKHOLDERS

         The shares offered hereby are owned by and offered for the account of three holders of equity securities of the Company, The Interpublic Group of Companies, Inc.; FAI General Insurance Company Ltd. and Resource Realty Services, Inc. The Company will not receive any of the proceeds from the sale of the shares sold by these stockholders. The Interpublic Group of Companies purchased 133,333 shares of Common Stock and acquired a warrant to purchase an additional 133,334 shares of Company Common Stock in May 2000. This warrant is exercisable at any time during the 30-day period commencing on the date of effectiveness of the Registration Statement of which this Prospectus is a part. FAI General Insurance Company Ltd. purchased 400,000 shares of Common Stock in April 2000. Resource Realty Services, Inc. acquired a warrant to purchase 35,817 shares of Company Common Stock in Feburary 1996. Pursuant to the terms of these investments, the Company agreed to file a registration statement to register all such 702,484 shares. Accordingly, the Company has caused to be prepared and filed with the Securities and Exchange Commission the Registration Statement of which this Prospectus is a part.

         The Company will pay all expenses in connection with this Registration Statement, including, without limitation, registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants. All selling expenses, such as taxes, selling commissions, and fees and disbursements for seller's counsel will be paid by the selling stockholders.

         The following sets forth for each selling stockholder (i) the number of shares to be sold for its account, (ii) the number shares owned prior to this offering and (iii) the amount and percent of shares of Company Common Stock to be owned after this offering.

                        Number of Shares             Number of Shares Owned
         Name              To Be Sold       Prior to Offering  After Offering(%)

The Interpublic Group
of Companies, Inc.         266,667(1)         266,667(1)                --- (0%)

FAI General Insurance      400,000            853,041              453,041(5.2%)
Company Ltd.

Resource Realty             35,817(1)         35,817(1)                 --- (0%)
Services, Inc.
--------------------------------------------
(1) Assumes warrant is exercised.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock in series. As of May 31, 2000 there were 8,742,330 shares of Common Stock issued and outstanding and an aggregate of 423,000 shares of Preferred Stock outstanding.

     Holders of Common Stock are entitled to cast one vote for each share held of record at all stockholder meetings for all purposes. Holders of Common Stock do not have cumulative voting rights in the election of directors and do not have preemptive rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. Upon the liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all of its liabilities and obligations. The Company has not declared or paid any cash dividends on its capital stock since its inception and does not expect to pay any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the operations and expansion of its business. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

     The Company's transfer agent and registrar is Continental Stock
Transfer & Trust Company, New York, New York. The Company's Common Stock is traded in the over-the-counter market under the symbol "BYTE."

     The Board of Directors is authorized to issue from time to time, without shareholder authorization, up to 5,000,000 shares of preferred stock in one or more designated series, with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. To date the Board has authorized for issuance shares of Series A through D preferred stock, of which there are as of the date of this Prospectus 10,000 shares of Series A issued and outstanding and owned by one stockholder and 412,500 shares of Series B issued and outstanding and owned by one stockholder. The shares of Series C preferred stock were converted to shares of Common Stock in June 2000. No shares of Series D preferred stock were ever issued. The issued and outstanding shares of Preferred Stock are convertible into an aggregate of 168,310 shares of Company Common Stock. None of the outstanding shares of Preferred Stock carry any voting rights. No dividends or other distributions are to be payable on the Common Stock unless dividends are paid in full on any then outstanding preferred stock and all sinking fund obligations for any then outstanding preferred stock, if any, are fully funded. In the event of a liquidation or dissolution of the Company, the outstanding shares of any then outstanding preferred stock would have priority over the Common Stock to receive the amount specified in each particular series out of the remaining assets of the Company. Any future issuance of preferred stock may have the effect of deferring, delaying or preventing a change in control of the Company, or decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to a total of 702,484 shares of Common Stock currently outstanding or issuable to the selling stockholders upon exercise of outstanding warrants. These shares may be sold from time to time by the selling stockholders. The Common Stock is being registered to permit public secondary trading of the Common Stock by the selling stockholders from time to time after the date of this Prospectus. The Company has agreed to bear all the expenses (other than selling commissions) in connection with the registration and sale of the Common Stock covered by this Prospectus.

         The Common Stock offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders. The sale of the Common Stock offered hereby by the selling stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary `brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

         The Company will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the Common Stock and will pay all selling commissions, if any, applicable to the sale of the Common Stock. The Company is responsible for all other expenses incident to the offer and sale of the Common Stock.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless it has been registered or qualified for resale by the selling stockholder in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

         The selling stockholders and any broker-dealers, agents, or underwriters that participate with the selling stockholders in the distribution of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Common Stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the Common Stock offered hereby will be borne by the selling stockholders.

     The selling stockholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bruce P. Golden & Associates, Chicago, Illinois. Mr. Golden owns of record and beneficially 8,596 shares of Company Common Stock and has options to acquire an additional 100,000 shares of Company Common Stock.

                                     EXPERTS

     The consolidated financial statements of the Company at December 31, 1999 and for each of the two years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     Piranha is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning Piranha can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The address of such site is http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Piranha with the SEC under the Securities Act. This
Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Piranha. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                          INDEX TO FINANCIAL STATEMENTS

                                  PIRANHA, INC.

               FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC.
                                AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS                                                F-1

INDEPENDENT AUDITORS' REPORT                                                 F-2

CONSOLIDATED BALANCE SHEET                                                   F-3

CONSOLIDATED STATEMENTS OF OPERATIONS                                        F-4

CONSOLIDATED STATEMENTS OF CHANGES IN                                        F-5
STOCKHOLDERS' EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS                                        F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            F-7 - F-12

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Piranha, Inc.,
Chicago, Illinois

         We have audited the accompanying consolidated balance sheet of Piranha, Inc., (formerly Classics International Entertainment, Inc.and Subsidiaries)as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Piranha Inc., (formerly Classics International Entertainment Inc. and Subsidiaries) as of December 31, 1999 and the results of their operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

                                   /s/      Feldman Sherb & Co., P.C.
                                            Feldman Sherb & Co., P.C.
                                            Certified Public Accountants

New York , NY
April 3, 2000

        PIRANHA, INC, FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS

     Cash                                                   $        333,879
     U.S. Government Securities                                    1,291,508
     Stock subscriptions receivable                                  800,000
     Prepaid expenses                                                 13,395
                                                                 -----------

              TOTAL CURRENT ASSETS                                 2,438,782

PROPERTY AND EQUIPMENT                                                48,243

INTANGIBLES                                                       11,538,125

                                                                 -----------
                                                            $     14,025,150

                                                                 ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Accounts payable                                       $      1,388,225
     Dividends payable                                               652,650
     Accrued liabilities                                           1,125,954
     Stockholder loans and other notes payable                       827,161
                                                                 -----------
              TOTAL CURRENT LIABILITIES                            3,993,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

     Preferred stock                          $      2,012,488
     Common stock, $.001 par  value,
     100,000,000 shares authorized;

     6,695,455 shares issued and outstanding             6,695
     Additional paid-in capital                     26,192,299
     Stock subscription receivable                     (44,500)
     Accumulated deficit                           (18,135,822)

                                                   ------------
              TOTAL STOCKHOLDERS' EQUITY                          10,031,160

                                                                  ----------
                                                                  14,025,150
                                                                  ==========





               See notes to the consolidated financial statements


                         PIRANHA, INC, AND SUBSIDIARIES

     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                                        1999          1998
                                                                 -------------  -----------
                                                                                      C>


REVENUES                                                       $         0       $     0

COSTS AND EXPENSES

 General and administrative                                          360,164
 Provision for settlement of litigation                              700,000
 Interest expense - net                                               44,741
 Depreciation                                                            422
                                                                 -------------  ------------
        TOTAL COSTS AND EXPENSES                                   1,105,327           0

Loss from continuing operations                                   (1,105,327)          0

Loss from discontinued operations                                        0         (21,882)

Extraordinary gain - extinguishment of debt                           51,132       218,515
                                                                  -------------  ------------
Net gain (loss)                                                   (1,054,195)      196,633

Preferred stock dividends                                           (163,800)     (163,800)
                                                                  -------------  ------------

Net income (loss) applicable to common stock                   $  (1,217,995)    $  32,833
                                                                  =============  ===========


Basic and Diluted Income (Loss) Per Common Share:

Loss from continuing operations                                $        (0.29)   $    (0.04)

Loss from discontinued operations                                        0.00          0.00

Extraordinary gain - extinguishment of debt                              0.01          0.05

                                                                    -------------  ------------
Net income (loss) per common share - basic and diluted         $        (0.28)   $     0.01
                                                                    =============  ============


Weighted average common shares outstanding                           4,415,577     4,406,566
                                                                    =============  ============




                      See notes to the consolidated financial statements

                         PIRANHA, INC. AND SUBSIDIARIES
     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY





                                                                          Additional
                                      Preferred        Common Stock       Paid-in     Subscription    Accumulated
                                        Stock        Shares     Amount    Capital     Receivable       Deficit           Total
                                      ----------   ---------- ---------  ------------ ----------      ------------     ------------

BALANCE -  JANUARY 1, 1998         $  2,012,488  $15,378,916  $ 15,379  $ 12,495,490   $ (44,500)   $  (16,950,660) $    (2,471,803)

Effect of reverse stock split                     10,972,350   (10,972)       10,972

Net income                                                                                                 196,633          196,633

                                     ----------   ----------  ----------  -----------  ----------    -------------    --------------
Restated -  January 1, 1998           2,012,488    4,406,566     4,407    12,506,462     (44,500)      (16,950,660)      (2,471,803)

Preferred dividends                                                                                       (163,800)        (163,800)

Net income                                                                                                 196,633          196,633

                                     ----------   ----------  ----------  -----------  ----------    -------------    --------------
BALANCE -  DECEMBER 31, 1999          2,012,488    4,406,566      4,407   12,506,462     (44,500)      (16,917,827)      (2,438,970)

 Stock issuances - acquistion                      1,000,000      1,000                                                  10,487,125

 Stock issuances - cash                            1,288,889      1,288    3,198,712                                      3,200,000

 Preferred dividends                                                                                     (163,800)         (163,800)

 Net loss                                                                                              (1,054,195)       (1,054,195)
                                    ------------------------------------------------------------------------------------------------
Balance - December 31, 1999       $ 2,012,488    $ 6,695,455    $ 6,695  $26,192,299   $(44,500)     $(18,135,822)      $10,031,160
                                    =========      =========      =====   ==========    ========       ==========        ==========



                 See notes to consolidated financial statements

                         PIRANHA, INC. AND SUBSIDIARIES
     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                      -----------------------------------
                                                                                           1999               1998
                                                                                      ----------------   ----------------



CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income (loss)                                                                $      (1,054,195) $         196,633
   Depreciation                                                                                   422
   Loss from discontinued operations                                                                              21,882
   Provision for settlement of debt                                                           700,000
   Extraordinary gain -extinguishment of debt                                                 (51,132)          (218,515)
   Adjustments to reconcile net income (loss) to net cash used in operations:

     Increase in prepaid expenses                                                             (13,395)
     Increase in accounts payable and accrued liabilities                                      67,036
                                                                                      ----------------   ----------------


NET CASH USED IN OPERATING ACTIVITIES                                                        (351,264)                 0
                                                                                      ----------------   ----------------


CASH FLOWS USED IN INVESTING ACTIVITIES:

  Purchase of property and equipment                                                          (48,665)
  Cash payments in connection with acquisitions                                              (400,000)

                                                                                      ----------------   ----------------

      TOTAL CASH FLOWS USED IN INVESTING ACTIVITIES                                          (448,665)                 0
                                                                                      ----------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Investment in U.S. Government Securities                                                 (1,291,508)
  Increase in stockholder loans and other notes payable                                        25,316
  Proceeds from the sale of common stock                                                    2,400,000
                                                                                      ----------------   ----------------
      TOTAL CASH FLOWS FROM FINANCING ACTIVITES                                             1,133,808                  0

NET INCREASE IN CASH                                                                          333,879                  0

CASH AT BEGINNING OF YEAR                                                                           0                  0
                                                                                      ----------------   ----------------

CASH AT END OF YEAR                                                                 $         333,879  $               0
                                                                                      ================   ================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:

No cash paid during the year for interest and income taxes                          $               0  $               0
                                                                                      ================   ================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:

  Issuance of stock and notes for acquisitions                                      $      11,138,125  $               0
                                                                                      ================   ================

  Issuance of stock for subscriptions receivable                                    $         800,000  $               0
                                                                                      ================   ================


          See notes to the consolidated financial statements

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
1.       THE COMPANY
                    Piranha,  Inc.  (previously known as Classics  International
               Entertainment, Inc.) (the "Company") was incorporated under the laws of the State of Delaware on November 20, 1992. By 1994, the Company had four subsidiaries: Moondog's, Inc., which on August 5, 1997, filed for protection under Chapter 7 of the Bankruptcy laws; Dream Factory, Inc., which on May 2, 1996, filed for protection under Chapter 7 of the Bankruptcy Laws; First Classics, Inc., the holder of a license for the exclusive use of the Classics Illustrated copyrights, trade names and other intangibles, excluding non-print media rights; and Classics Media Group, Inc., the exclusive licensee of the Classics Illustrated properties for non-print media purposes.

                    The Dream Factory, Inc. and Moondog's, Inc. Bankruptcy cases were brought to closure in September, 1996 and January, 1997, respectively. First Classics, Inc. has limited activity, while Classics Media Group, Inc. is currently dormant.

                    The  Company  essentially  has been a  non-operating  entity since it discontinued its operations at the end of 1996. Beginning with the acquisition of Zideo on December 8, 1999 and IBP, Inc. on December 30, 1999, the Company effectively changed its business emphasis.

                    Upon changing its name to Piranha, Inc.(TM), the Company has become a technology company with a line of digital asset management products being developed for sale and/or licensing. The data compression software products under the new Piranha(TM) brand are designed to improve Internet speed and to provide image clarity at high compression rates.

                    In January,  2000 the Board of  Directors  received  written consents from a majority of stockholders authorizing (i) a change in the name from Classics International Entertainment Inc. to Piranha, Inc., (ii) an increase in the authorized Common Stock from 30,000,000 shares to 100,000,000 shares, and (iii) a reverse stock split so that each 3.49 outstanding shares were converted into one share of Common Stock outstanding.

                    Through  February 25, 2000 quotes for the  Company's  Common
               Stock were available under the symbol CIEI. Effective with the Reverse Stock Split on February 28, 2000, quotes for the Company's Common Stock were available under the symbol BYTE. These financial statements and the notes herein give retroactive effect to the reverse stock split.

2.       SIGNIFICANT ACCOUNTING POLICIES

                    a. Principles of consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

                    b. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

                    c. Net  Income  (Loss) Per Share - Basic  income  (loss) per share was computed using the weighted average number of shares of outstanding common stock. Diluted per share amounts when applicable also include the effect of dilutive common stock equivalents from the assumed exercise of stock options.

                    d. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

                    e. Amortization of Intangibles - Amortization of the algorithms underlying the acquired intellectual property/trade secrets, as well as the brand name, and other trade secrets and intangibles, are recognized over a five year period beginning in the month of first commercial application.

                    f. Property and Equipment - Property and equipment is stated
               at cost. Depreciation is computed using the straight-line method over the estimated useful lives. Depreciation expense for the years ended December 31, 1999 and 1998 was $422 and $0, respectively.

                    g. Long-lived Assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999 the Company believes that there has been no impairment of its long-lived assets.

                    h. Stock Based Compensation - The Company accounts for its stock option plan under APB Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB 25"). The Company has also adopted Statement of Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS 123 ) for disclosure purposes, and has adopted the proforma disclosure requirements of SFAS 123, which was not applicable in 1999 and 1998.

3.       ACQUISITIONS

         a.  ACQUISITION OF IBP, INC.

               On December 30, 1999, the Company acquired all of the capital stock of IBP through a merger of its subsidiary with and into IBP. As a result of the acquisition, IBP became a wholly-owned subsidiary of the Company. The two stockholders of IBP received an aggregate of 1,000,000 shares of Common Stock in exchange for all of the outstanding capital stock of IBP. The purchase price of $10,788,125 consisted of the assumption of liabilities in the amount of $100,000 and the issuance of the aforementioned stock, valued at $10,688,125.


               In connection with the acquisition, the Company entered into a two year employment agreement with each of the selling stockholders of IBP at an annual salary to each individual of $150,000 in the first year and $200,000 in the second year. In addition, the Company committed to grant the sellers options to purchase an aggregate of 400,000 performance based stock options at the strike price of $1.35 per share as well as 200,000 incentive based stock options at a strike price of $5.00 per share. The options, when granted, may result in compensation expense being recorded to the extent the market price, when granted, exceeds the excise price.

         b. ACQUISITION OF ZIDEO.COM, INC.

               On December 8, 1999 the Company acquired all of the capital stock of Zideo.com, Inc. ("Zideo") from DigiByte Corporation ("DigiByte") of Chicago, Illinois. The purchase price of $750,000 consisted of cash in the amount of $250,000 and a note for $500,000, of which $100,000 was paid by December 31, 1999; the balance was paid in full as of February 16, 2000.

               The aforementioned acquisitions resulted in the Company acquiring intangible assets consisting of data compression technology of approximately $11,5000. The acquired companies had no previous revenue nor net income or loss and therefore pro forma financial information as if the companies were combined at the beginning of 1998 are not presented.

4.       ACCRUED LIABILITIES

                  At December 31, 1999, accrued liabilities consisted of the following:

          Consulting fees                                             $  134,583

          Interest                                                       142,900

          Provision for settlement of litigation                         700,000

          Other                                                          148,471
                                                                      ----------
            TOTAL                                                     $1,125,954
                                                                      ==========

5.       STOCKHOLDER'S LOANS AND OTHER NOTES PAYABLE

                  At December 31, 1999, stockholder loans and other notes payable consisted of the following:

          Stockholder loans, interest free,
          unsecured and payable on demand                               $ 95,161

          Notes  payable  with  interest  at 12% per annum,
          unsecured  and payable on demand                               332,000

          Acquisition  note payable with  interest
          at 4% per annum,  secured and payable in two
          installments, due in January and February, 2000                400,000
                                                                        --------

            TOTAL                                                      $ 827,161
                                                                       =========

6.       PREFERRED STOCK

                  At December 31, 1999, Preferred Stock consisted of 5,000,000 authorized shares of which the following were issued and outstanding:




                                                                   Common Shares
                                                                     Issuable on
            Preferred Stock                   Amount                 Conversion
          -----------------                 ----------             -------------


          Series A, 9% cumulative,
          convertible, redeemable; 220,000
          shares issued and outstanding
                                            $1,100,000                    63,038

          Series  B, 9%  cumulative,
          convertible, redeemable; 412,500
          shares issued and outstanding
                                               529,988                   165,445


          Series C, 4% cumulative,
          convertible, redeemable; 500
          shares issued and outstanding
                                               382,500                   229,227
                                             ---------                   -------


            TOTAL                         $  2,012,488                   555,950
                                             =========                   =======



                  At December 31, 1999, the Company had 555,950 common shares reserved for issuance upon conversion of Preferred Stock.

7.       EMPLOYEE STOCK OPTION PLAN

                  In November 1992, the Company adopted the 1992 Employee Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to qualified employees (including officers and directors) of the Company to purchase an aggregate of 1,000,000 shares of Common Stock. The Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Option Committee") whose members are not entitled to receive options under the Option Plan. The Option Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Option Plan. Options granted under the Option Plan may or may not be "incentive stock options" as defined in Section 422 of the Code ("Incentive Options") depending upon the terms established by the Option Committee at the time of grant, but the exercise price of options may not be less than 100% of the fair market value of the Company's Common Stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding Common Stock). Options may not be exercised more than ten years after the grant. Options granted under the Option Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the Option Plan, shares subject to canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. No options are outstanding as of December 31, 1999.

8.       INCOME TAXES

                  The following is a reconciliation of income taxes and amounts computed using the U.S. Federal statutory rate and the effective tax rate for the years ended December 31, 1999 and 1998:



                                                      1999               1998
                                                   ----------          -------


             Consolidated pre-tax income (loss)   $(1,054,000)       $ (197,000)
                                                    ==========         ========


         Tax (benefit) at Federal statutory rate      369,000           69,000

         Effect of permanent differences                8,000             0

         Effect of temporary differences              277,000            6,000

         Tax benefit not recognized                   654,000           75,000
                                                     --------          -------
         Taxes per financial statements            $     -           $    -
                                                     ========          =======



                  The Company has adopted Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this standard, the Company records as an asset its net operating loss carryforward ("NOL") based upon current tax returns, and establishes a valuation allowance to the extent of any NOL which will not be utilized in the foreseeable future.

                  At this time, the Company can not reliably predict future profitability. Accordingly, the deferred tax asset has been reduced in its entirety by the valuation allowance.

                  As of December 31, 1999, the Company had net operating loss carry forwards of approximately $14,600,000 expiring beginning in the year 2007. A significant portion of these carry forwards are subject to limitations on annual utilization due to "equity structure shifts" or "owner shifts" involving "5 percent stockholders" (as defined in the Internal Revenue Code), which result in more than a 50 percent change in ownership.

9.       RELATED PARTY TRANSACTIONS

                  The Company was provided with office and administrative facilities under an informal arrangement with a principal shareholder. Amounts charged to operations for such services in 1999 and 1998 were $7,500 and $10,500, respectively.

10.      LICENSE AGREEMENTS

                  The Company has the exclusive and perpetual right to use certain trade names, copyrights, logos, trademarks and other intangible property related to Classics Illustrated and Classics Illustrated Juniors. The Company is obligated to remit royalties ranging from 3 percent to 10 percent, with a minimum of $3,000 per annum, of revenues derived from such rights.

11.      LITIGATION

                  In July 1994, the Company discharged four officers of its Dream Factory subsidiary. The officers who were discharged commenced an action against the Company seeking damages arising out of the alleged wrongful termination of their employment. The Company subsequently settled the claims of two officers for $600,000. The Company is currently engaged in settlement negotiations with the remaining officers, and has accrued a provision of $700,000 in the accompanying consolidated financial statements, but will vigorously defend this case in the absence of a settlement, and believes that it is without merit.

                  The Company was a defendant in the case of Benjamin B. LeCompte, III v. Classics International Entertainment, Inc., in the United States District Court for the Northern District of Illinois, Eastern Division. This case involved a claim by LeCompte that the Company owed him 573,066 shares of Common Stock pursuant to an alleged conversion of a promissory note into said shares. The note, in the principal amount of $200,000, and the accrued interest thereon, are included in the accompanying consolidated financial statements. As of April 3, 2000 this case has been dismissed for a lack of jurisdiction.

12.      EXTRAORDINARY GAIN - EXTINGUISHMENT OF DEBT

                  In January 1998, Moondog's bankruptcy case was closed resulting in the cancellation of liabilities of $218,515. The transaction is reflected in the 1998 financial statements as an extraordinary gain from the extinguishment of debt.

                  In October 1999, the Company settled certain outstanding accounts payable for $15,000, resulting in an extraordinary gain of $51,132 from the extinguishment of debt.

13.      STOCK SUBSCRIPTIONS RECEIVABLE

               Stock subscriptions receivable at December 31, 1999 of $800,000, were collected in full as of March 14, 2000.

14.      CONCENTRATION OF RISK

               The company maintained cash balances in excess of the Federally insured ("FDIC") limit of $100,000. Such excess approximated $230,000 at December 31, 1999.

15.      SUBSEQUENT EVENT

               On March 23, 2000, 851,421 shares of Common Stock were issued upon the exercise of warrants. There are additional warrants outstanding which provide for the issuance of 143,267 shares, upon exercise, at a price of $1.74 per share. These warrants expire in February 2001.

                    INDEX TO QUARTERLY REPORT ON FORM - 10QSB

PAGE NO.

PART I   FINANCIAL INFORMATION

Item 1.  Financial Statements

                    Consolidated Balance Sheet                               F-3

                    Consolidated Statement of Operations                     F-4

                    Consolidated Statement of Cash Flows                     F-5

                    Notes to Financial Statements                            F-7



This Quarterly Report on Form 10-QSB contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties, including these risks discussed in the section entitled "Item 6, Management's Discussion and Analysis or Plan of
Operations" and elsewhere in the Quarterly Report on Form 10-QSB. The actual results that the Company achieves may differ materially from the results discussed or implied in such forward-looking statements due to such risks and uncertainties. Words such as "believes," "anticipates," "expects," "future," "intends," "may" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company undertakes no obligation to revise any of these forward-looking statements.

PART I            FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

See attached financial statements.

                         PIRANHA, INC. AND SUBSIDIARIES
     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)
                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2000

                                   (UNAUDITED)

  ASSETS

   Cash                                                    $          3,274,324
   U.S. Government Securities                                         2,413,053
   Prepaid expenses                                                      12,370
                                                              ------------------

            TOTAL CURRENT ASSETS                                      5,699,747


   PROPERTY AND EQUIPMENT                                               285,656

   GOODWILL                                                           1,750,000

   INTANGIBLE AND OTHER ASSETS                                       11,555,638
                                                                  --------------
                                                           $         19,291,041
                                                              ==================






                      LIABILITIES AND STOCKHOLDERS' EQUITY

   Accounts payable                                         $         1,306,482
   Dividends payable                                                    288,600
   Accrued liabilities                                                1,005,853
   Stockholder loans and other notes payable                            427,161
                                                              ------------------
            TOTAL CURRENT LIABILITIES                                 3,028,096


   Preferred stock                                          $         1,012,488
   Common stock, $.001 par  value, 100,000,000 shares
     authorized; 8,585,631 shares issued and outstanding                  8,586
   Additional paid-in capital                                        34,602,908
   Stock subscription receivable                                        (44,500)
   Accumulated deficit                                              (19,316,537)
                                                              ------------------

            TOTAL STOCKHOLDERS' EQUITY                               16,262,945
                                                              ------------------
                                                           $         19,291,041
                                                              ==================






               See notes to the consolidated financial statements

                         PIRANHA, INC, AND SUBSIDIARIES
     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                    THREE MONTHS ENDED MARCH 31,

                                                    ----------------------------
                                                           2000           1999
                                                      ------------   -----------

REVENUES                                              $          0   $        0

COSTS AND EXPENSES

  General and administrative                             1,135,888
  Interest expense - net                                    11,320
  Depreciation                                              15,057
                                                      ------------   -----------

     TOTAL COSTS AND EXPENSES                            1,162,265            0

Loss from continuing operations                         (1,162,265)           0

Loss from discontinued operations                                0        7,167
                                                      ------------   -----------
Net loss                                               (1,162,265)       (7,167)

Preferred stock dividends                                 (18,450)      (40,950)
                                                      ------------   -----------

Net loss applicable to common stock                $   (1,180,715)   $  (48,117)
                                                      ============   ===========



Basic and Diluted Loss Per Common Share:

Loss from continuing operations                    $       (0.17)   $     (0.01)

Loss from discontinued operations                           0.00          0.00
                                                      ------------   -----------
Net loss per common share - basic and diluted      $       (0.17)   $     (0.01)
                                                      ============   ===========


Weighted average common shares outstanding             6,863,868      4,406,566
                                                      ============   ===========







               See notes to the consolidated financial statements

                         PIRANHA, INC. AND SUBSIDIARIES
     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                         THREE MONTHS ENDED MARCH 31,
                                                                                       ----------------------------------
                                                                                            2000               1999
                                                                                       ----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                                                             $    (1,162,265)   $       (7,167)
  Depreciation                                                                                  15,057
   Loss from discontinued operations                                                                               7,167
   Adjustments to reconcile net loss

   to net cash used in operations:

     Decrease in stock subscription receivable                                                 800,000
     Decrease in prepaid expenses                                                                1,025
     Decrease in accounts payable and accrued liabilities                                     (201,844)
     Decrease in stockholder loans and other notes payable                                    (400,000)
                                                                                       ----------------   ---------------
NET CASH USED IN OPERATING ACTIVITIES                                                         (948,027)                0
                                                                                       ----------------   ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES:

  Purchase of property and equipment                                                          (252,470)
  Investment in intangibles and other assets                                                   (17,513)
                                                                                       ----------------   ---------------
      TOTAL CASH FLOWS USED IN INVESTING ACTIVITIES                                           (269,983)                0

CASH FLOWS FROM FINANCING ACTIVITIES:

  Investment in U.S. Government Securities                                                  (1,121,545)
  Proceeds from the sale of common stock                                                     5,280,000
                                                                                       ----------------   ---------------
      TOTAL CASH FLOWS FROM FINANCING ACTIVITES                                              4,158,455                 0

NET INCREASE IN CASH                                                                         2,940,445                 0

CASH AT BEGINNING OF YEAR                                                                      333,879                 0
                                                                                       ----------------   ---------------
CASH AT END OF PERIOD                                                                $       3,274,324  $              0
                                                                                       ================   ===============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for interest                                           $           2,210  $              0
                                                                                       ================   ===============
  Cash paid during the period for income taxes                                       $               0  $              0
                                                                                       ================   ===============
  Issuance of common stock for acquisitions                                          $       1,750,000 $               0
                                                                                       ================   ===============
  Issuance of common stock upon conversion of preferred stock                        $       1,382,500 $               0
                                                                                       ================   ===============




               See notes to the consolidated financial statements

                         PIRANHA, INC. AND SUBSIDIARIES

     (FORMERLY CLASSICS INTERNATIONAL ENTERTAINMENT, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION:

The accompanying unaudited financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results attainable for a full fiscal year.

These statements have been prepared by the Company and are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been omitted. As such, these financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

NOTE 2 - ACQUISITIONS

a.       ACQUISITION OF ROGUE RIVER SOFTWARE, INC.

          On February 24, 2000, the Company acquired all of the capital stock of Rogue River Software, Inc. (formerly Grand Rapids Science Group, Inc.) in exchange for 89,892 shares of the Company's common stock, the fair market value of which was one million dollars ($1,000,000).

         In connection with the acquisition, the Company committed to grant the sellers performance based stock options to purchase 150,000 shares of common stock at a price of $7.50 per share as well as incentive based stock options to purchase 22,500 shares of common stock at a price of $5.00 per share.

b.       ACQUISITION OF ON-LINE MARKETING, INC.

         On March 24, 2000, the Company acquired all of the capital stock of On-Line Marketing, Inc. in exchange for 55,556 shares of the Company's common stock, the fair market value of which was seven hundred fifty thousand dollars ($750,000).

         In connection with the acquisition, the Company committed to grant the sellers performance based stock options to purchase 150,000 shares of common stock at a price of $5.00 per share.

NOTE 3 - LITIGATION

In July 1994, the Company discharged four officers of its Dream Factory subsidiary. The officers who were discharged commenced an action against the Company seeking damages arising out of the alleged wrongful termination of their employment. The Company subsequently settled the claims of two officers for $600,000. The Company is engaged in settlement negotiations with the remaining two officers. A provision for settlement of litigation of $700,000 was recorded in the year ended December 31, 1999, and is included as an accrued liability in the accompanying consolidated balance sheet.

The Company was a defendant in the case of Benjamin B. LeCompte, III, a stockholder, v. Classics International Entertainment, Inc., in the United States

District Court for the Northern District of Illinois, Eastern Division. This case involved a claim by LeCompte that the Company owed him 573,066 shares of Common Stock pursuant to an alleged conversion of a promissory note into said shares. The note, in the principal amount of $200,000, and the accrued interest thereon, are included in the accompanying consolidated financial statements. On April 3, 2000, this case was dismissed for lack of jurisdiction. On April 12, 2000, LeCompte filed an action against the Company in the Circuit Court of Cook County, Illinois, asserting substantially the same claims as in the case which was dismissed. The Company believes this action is without merit, and intends to vigorously defend itself in this matter.

The Company is subject to various federal, state and local laws affecting its business, and believes that it is in material compliance with all applicable laws and regulations.

NOTE 4 - CHANGES IN COMMON STOCK

During the period covered by this Report an aggregate of 1,890,176 shares of Company Common Stock were offered and sold without registration under the Securities Act of 1933, as amended ("Act"), as not involving any public offering in reliance upon the exemption from registration contained in Section 4(2) of the Act.

On January 21, 2000, an aggregate of 57,307 shares of Common Stock were issued on conversion of 200,000 shares of the Company's Series A 9% Convertible Cumulative Redeemable Preferred Stock.

On February 24, 2000, 89,892 shares of Common Stock, the fair market value of which was one million dollars ($1,000,000), were issued in exchange for all of the capital stock of Rogue River Software, Inc., formerly Grand Rapids Science Group, Inc.

On March 24, 2000, 55,556 shares of Common Stock, the fair market value of which was seven hundred fifty thousand dollars ($750,000), were issued in exchange for all of the capital stock of On-Line Marketing, Inc.

During March 2000, an aggregate of 851,421 shares of Common Stock were issued on exercise of the Company's outstanding Class A and Class B warrants.

On March 31, 2000, an aggregate of 836,000 shares of Common Stock were issued to various parties pursuant to the receipt of five million two hundred eighty thousand dollars ($5,280,000) in cash during the quarter.

                                  PIRANHA, INC.

                             SHARES OF COMMON STOCK

                            PAR VALUE $.001 PER SHARE